EXHIBIT 23.4

CONSENT OF

KPMG Wirtschaftsprüfungs- und Steuerberatungs GmbH

KPMG Wirtschaftsprüfungs- und Steuerberatungs GmbH hereby consents to (i) the use of its report dated February 24, 2006 relating to the consolidated financial statements of Oesterreichische Kontrollbank Aktiengesellschaft for the fiscal year from January 1 to December 31, 2005, which appears in the Prospectus included in this Registration Statement and (ii) the use of its name under the heading “Introductory Note to Financial Statements” in the Prospectus included in this Registration Statement.

Date: May 12, 2006

/s/ JOHANN PERTHOLD
/s/ KLAUS PETER SCHMIDT
KPMG Wirtschaftsprüfungs- und Steuerberatungs GmbH